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                                                                    EXHIBIT 99.1




                                              Media Inquires: (312) 606-4356
                                              Investor Relations: (312) 606-4125



            USG CORPORATION REPORTS FOURTH QUARTER 2002 NET SALES OF
           $851 MILLION AND NET EARNINGS OF $21 MILLION; NET EARNINGS
                          FOR THE YEAR WERE $43 MILLION

         CHICAGO, February 4, 2003 -- USG Corporation (NYSE:USG) today reported fourth quarter 2002 net sales of $851 million and net earnings of $21 million. Diluted earnings per share were $0.49 for the quarter.

         Net sales and net earnings for all of 2002 were $3,468 million and $43 million, respectively. Diluted earnings per share for the year were $1.00. Net earnings in 2002 included a non-cash, non-taxable goodwill impairment charge of $96 million, or $2.22 per share.

         Net sales and net earnings were $3,296 million and $16 million, respectively, in 2001. Diluted earnings per share totaled $0.36. Net earnings in 2001 included after-tax impairment charges of $25 million, or $0.56 per share.

          "USG made further strides in strengthening all of its core businesses in 2002," said USG Corporation Chairman, President and CEO, William C. Foote, commenting on the results of the past year. "In our gypsum business, we made capital investments to add capacity for our SHEETROCK(R) Brand joint compound and DUROCK(R) Brand cement board products. Both product


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     USG CORPORATION REPORTS FOURTH QUARTER RESULTS/2

         lines, as well as USG's SHEETROCK(R) Brand gypsum wallboard, achieved record shipments during the year. Our distribution business improved its operating margin and expanded its presence in several markets. Domestically, our ceilings business reduced costs and achieved higher earnings in a down market. Internationally, we took steps to downsize our European ceilings operations and position it for improved performance in the future. In all three of our businesses we implemented enhancements to customer service and operating productivity."

         While USG remained focused on its businesses and customers, it was also working to resolve its Chapter 11 restructuring, which was caused by runaway asbestos litigation. The central issue in the restructuring is the amount of U.S. Gypsum's asbestos liability and USG has asked the Court to adopt procedures for quantifying that liability. The Company would then be able to determine its ability to satisfy both asbestos and non-asbestos claims and whether any value would remain for current shareholders. "We remain committed to our goal of fairly compensating legitimate asbestos claimants and other creditors while protecting the interests of our current shareholders, but we face many challenges and there is no guarantee that we will be successful," commented Foote.

         The outlook for the Corporation's markets in 2003 is mixed. Demand for gypsum board is expected to remain strong, primarily due to continued high demand for new homes. Despite the strong demand, the wallboard industry is expected to continue to have a large amount of excess capacity. Non-residential construction, the principal market for the Corporation's ceiling products and a major market for its distribution business, is likely to remain weak. In addition, USG, like many other companies, faces cost pressures in areas such as employee and retiree medical expenses, raw material and energy costs and insurance premiums. In this environment,


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     USG CORPORATION REPORTS FOURTH QUARTER RESULTS/3


     USG is focusing its management attention and investments on further improving customer service, manufacturing costs and operating efficiencies, as well as selectively expanding its distribution business. "We plan to further strengthen our operations and continue our efforts to build USG in 2003," stated Foote.

     NORTH AMERICAN GYPSUM

         USG's North American Gypsum business recorded net sales of $523 million and operating profit of $59 million in the fourth quarter. Net sales increased by 4 percent compared to the fourth quarter of 2001 while operating profit increased by $1 million. Most of the increase in sales came from higher prices for USG's SHEETROCK Brand gypsum wallboard, and record fourth quarter shipments of SHEETROCK Brand joint compound and DUROCK Brand Cement Board.

         United States Gypsum Company had net sales of $474 million and operating profit of $47 million in the fourth quarter. Compared to the fourth quarter of 2001, net sales increased by 3 percent and operating profit rose $1 million. The sales increase was primarily due to higher realized selling prices for gypsum wallboard and record sales of joint treatment and cement board products. The Company's operating profit margin in the quarter was similar to the level in last year's fourth quarter.

         U.S. Gypsum's shipments of gypsum wallboard for the quarter totaled 2.4 billion square feet. Shipments were 6 percent lower than shipments in the fourth quarter of 2001, when the Company achieved the largest volume of fourth quarter shipments in its history. U.S. Gypsum's wallboard plants operated at 89 percent of capacity in the fourth quarter compared to 92 percent of capacity in the fourth quarter of 2001.



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     USG CORPORATION REPORTS FOURTH QUARTER RESULTS/4

         U.S. Gypsum's nationwide average realized price of wallboard was $102.98 per thousand square feet during the fourth quarter. This is 7 percent higher than the same period a year ago. Prices are currently averaging about $100 per thousand square feet.

          Manufacturing costs for wallboard in the fourth quarter increased versus the fourth quarter in 2001, primarily due to higher waste paper costs and the unfavorable impact of lower production volumes. Prices for waste paper, an important raw material in wallboard, were 15% higher in the fourth quarter compared to the same period a year earlier. Prices declined during the quarter but at the start of 2003 were still above levels experienced in the first quarter of 2002.

         In the fourth quarter, the Company announced the opening of a new cement board manufacturing line at its Baltimore, MD gypsum plant. The high-speed production line was built to meet the increasing demand for the Company's high-quality DUROCK Brand cement board, which is typically used with ceramic tile and exterior finish system applications. U. S. Gypsum is the nation's leading cement board manufacturer, and with the opening of the Baltimore line, now operates four cement board production lines in the U.S.

         The gypsum division of Canada-based CGC Inc. reported fourth quarter 2002 net sales of $55 million, an increase of 6 percent. Operating profit was $8 million, an increase of $1 million compared with last year's fourth quarter results. The increase in sales and profits were primarily due to both strong growth in shipments and higher selling prices for both wallboard and joint treatment.

      WORLDWIDE CEILINGS

         USG's Worldwide Ceilings business reported fourth quarter 2002 net sales of $142 million, a decline of 5 percent from the fourth quarter of 2001. The business had an operating loss of


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     USG CORPORATION REPORTS FOURTH QUARTER RESULTS/5

     $2 million, compared with an operating profit of $5 million in last year's fourth quarter. The lower sales reflect a continued weakening of the worldwide commercial construction markets where ceiling products are used. The decline in operating profit was largely due to an $11 million charge related to the downsizing of USG's ceilings products operations in Europe.

         USG Interiors' operating profit for the fourth quarter was $6 million, a decline of $1 million compared to the fourth quarter of 2001. The ceilings division of Canada-based CGC had a $1 million profit, the same level as in the fourth quarter of 2001. USG International had an operating loss of $9 million compared to a $3 million operating loss in the fourth quarter of 2001. The fourth quarter 2002 results of USG International included the previously mentioned $11 million charge. The charge is related to actions taken to close the ceiling tile plant in Aubange, Belgium, and downsize European operations in order to attain improved performance.

     BUILDING PRODUCTS DISTRIBUTION

         L&W Supply, USG's building products distribution subsidiary, reported fourth quarter 2002 net sales of $302 million, compared to $285 million in the same period a year ago. The 6 percent increase in revenues was primarily due to increased wallboard shipments and complementary product sales in the quarter, as well as increased wallboard selling prices.

         Operating profit for L&W Supply was $13 million in the quarter versus $11 million in the fourth quarter of 2001. Profitability increased largely due to increased sales of complementary building products and reduced operating expenses. As of December 31, 2002, L&W operated 181 locations in the U.S., distributing gypsum wallboard, metal studs, ceiling tile & grid and other related building materials.


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     USG CORPORATION REPORTS FOURTH QUARTER RESULTS/6

     OTHER CONSOLIDATED INFORMATION

         Fourth quarter 2002 selling and administrative expenses decreased 4 percent, or $3 million year-over-year. For the year, selling and administrative expenses increased 12 percent versus 2001. The increase in 2002 primarily reflects the full year impact of a bankruptcy-related employee retention program which was introduced in the third quarter of 2001 and higher incentive compensation associated with the attainment of profit and other performance goals.

         Capital expenditures for the fourth quarter and twelve months of 2002 were $36 million and $100 million, respectively. Expenditures for the same periods last year were $34 million and $109 million, respectively.

         For the fourth quarter, USG's Chapter 11 reorganization expenses of $2 million reflected $4 million of legal and financial advisory fees, partially offset by $2 million of interest income earned by the USG companies in Chapter 11. Under AICPA Statement of Position 90-7 (SOP 90-7), "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," interest income earned on cash accumulated as a result of the Chapter 11 filing is recorded as an offset to Chapter 11 reorganization expenses.

          Interest expense for the fourth quarter and twelve months of 2002 was $4 million and $8 million, respectively. For the same periods in 2001, interest expense was $2 million and $33 million, respectively. Under SOP 90-7, virtually all of USG's outstanding debt is classified as liabilities subject to compromise, and interest expense on this debt is not accrued and recorded. Interest expense for the full year 2002 is therefore not directly comparable to 2001. Contractual interest expense not accrued or recorded on pre-petition debt totaled $18 million and $74 million for the fourth quarter and twelve months of 2002, respectively.


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     USG CORPORATION REPORTS FOURTH QUARTER RESULTS/7

          As of December 31, 2002, USG had $830 million of cash, cash equivalents and marketable securities on a consolidated basis, up from $493 million as of December 31, 2001, and $748 million on September 30, 2002. Some or all of the cash, along with other assets, will be required to discharge the liabilities of USG and its consolidated subsidiaries which are in Chapter 11, and may not be available for distribution to equity security holders.

         As of December 31, 2002, USG had $288 million of borrowing capacity under a debtor-in-possession financing facility ("DIP Facility"). Of this total, $272 million of borrowing capacity was unused and $16 million supported standby letters of credit. In January 2003, the Corporation reduced the size of the DIP Facility to $100 million. This action was taken at the election of the Corporation due to the level of cash and marketable securities on hand and to reduce costs associated with the DIP Facility. The resulting DIP Facility will be used largely to support the issuance of standby letters of credit needed for its business operations. The Corporation believes that cash available from operations will provide sufficient liquidity to allow its businesses to operate in the normal course without interruption for the duration of the Chapter 11 proceedings.

     CHAPTER 11

         USG and its principal domestic subsidiaries (collectively the "Debtors") filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in Delaware on June 25, 2001. This action was taken to resolve asbestos-related claims in a fair and equitable manner, protect the long-term value of these businesses and maintain market leadership positions.


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     USG CORPORATION REPORTS FOURTH QUARTER RESULTS/8

         On October 17, 2002, a hearing on proposals for case management procedures for resolving asbestos personal injury claims was held before the federal district judge assigned to USG's bankruptcy case. At this time the Court has not issued a ruling on the matter.

         For all other claims against the Debtors (including asbestos property damage claims), the Bankruptcy Court set a bar date, or deadline, of January 15, 2003, for filing claims. The Debtors are currently in the process of processing and evaluating those claims.

         The Corporation is unable to predict at this time how pre-petition creditors and equity security holders of the Debtors will ultimately be treated in the Chapter 11 proceedings. However, pre-petition creditors may receive less than 100 percent of the face value of their claims and the interests of equity security holders are likely to be substantially diluted or may be cancelled in whole or in part.

         USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound and related gypsum products; cement board; gypsum fiber panels; ceiling tile and grid; and building products distribution. For more information about USG Corporation, visit the USG home page at www.usg.com.

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     This report contains forward-looking statements related to management's expectations about future conditions. The effects of the Filing and the conduct, outcome and costs of the Chapter 11 Cases, as well as the ultimate costs associated with the Corporation's asbestos litigation, may differ from management's expectations. Actual business or other conditions may also differ significantly from management's expectations and accordingly affect the Corporation's sales and profitability or other results. Actual results may differ due to various other factors, including economic conditions such as the levels of construction activity, interest rates, currency exchange rates and consumer confidence; competitive conditions such as price and product competition; shortages in raw materials; increases in raw material and energy costs; and the unpredictable effects of the global war on terrorism upon domestic and international economies and financial markets. The Corporation assumes no obligation to update any forward-looking information contained in this report.
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